UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No. __)


                             Key Technology, Inc.
                               (Name of Issuer)


                   Preferred Stock Series B
                (Title of Class of Securities)


                                  493143200
                               (CUSIP Number)

                               December 14, 2001
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP 493143200                                                    Page 2 of 4

Item 1. NAME OF REPORTING PERSON

                        Double Play Partners Limited Partnership
                        IRS 04-3481339

Item 2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
			N/A

Item 3. SEC USE ONLY

Item 4. CITIZENSHIP OR PLACE OF ORGANIZATION

Double Play Partners is a Massachusetts (USA) limited partnership.


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

Item 5. SOLE VOTING POWER                                   65,600
Item 6. SHARED VOTING POWER                                    -0-
Item 7. SOLE DISPOSITIVE POWER                              65,600
Item 8. SHARED DISPOSITIVE POWER                               -0-


Item 9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                             65,600

Item 10. CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

                          N/A

Item 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                          5.8%

Item 12. TYPE OF REPORTING PERSON

                          PN

Item 1.

     (a) Name of Issuer: Key Technology, Inc.

     (b) Address of Issuer's Principal Executive Offices:

                   150 Avery Street
                   Walla Walla, WA  99362

Item 2.

     (a) Name of Person Filing:

         Double Play Partners Limited Partnership (hereinafter, Double Play)

     (b) Address of Principal Business Office or, if none, Residence:

         Double Play is a limited partnership whose principal business address is 1391 Main St., Springfield, MA 01103.

     (c) Citizenship:

         Double Play is a Massachusetts (USA) limited partnership.

     (d) Title of Class of Securities:  Common

     (e) CUSIP Number:   493143200

Item 3. If this statement is filed pursuant to 240.13d-1(b) or (c), check whether the person filing is a:

				N/A

Item 4. Ownership

     (a) Amount Beneficially Owned:                                      65,600

     (b) Percent of Class:                                                 5.8%

     (c) Number of Shares as to which such person has:

        (i) sole power to vote or direct the vote:                        65,600
        (ii) shared power to vote or direct the vote:                        -0-
        (iii) sole power to dispose or to direct the disposition of:      65,600
        (iv) shared power to dispose or to direct the disposition of:        -0-

Item 5. Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person

                                  N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                                  N/A

Item 8. Identification and Classification of Members of the Group

                                  N/A

Item 9. Notice of Dissolution of Group

                                  N/A

Item 10. Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  Signature

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       Date: December 19, 2001

                                       Signature:

                                       /s/ M. Eleanor Murphy

                                       M. Eleanor Murphy, Managing Member
                                       Eldaro Investors, LLC, General Partner